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            DEAN WITTER NATURAL RESOURCE DEVELOPMENT SECURITIES INC.

                             ARTICLES SUPPLEMENTARY


          Dean Witter Natural Resource Development Securities Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


          FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors ("Board") has increased the authorized capital stock of the Corporation to 2,000,000,000 shares of Common Stock, par value $.01 per share.


          SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 2(g) of the Articles of Incorporation (the "Articles"), the Board has duly established three additional classes of the Common Stock, par value $.01 per share, of the Corporation to be classified as Class A, Class C and Class D (the "Additional Classes") of which 500,000,000, 500,000,000 and 500,000,000 shares, respectively, have been authorized and the Board has provided for the issuance of such Additional
Classes.


          THIRD: The terms applicable to the Additional Classes of the Common Shares as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are the same as the terms of the existing class of Common Stock ("Existing Class") which are set forth in the Articles, except that:

          (1) The Class A, Class C, and Class D shares of capital stock shall represent the same interest in the Corporation and have, except as provided to the contrary in these Articles Supplementary or in any subsequently filed charter document, identical voting, dividend, liquidation, and other rights, terms and conditions with any other shares of capital stock; provided however, that notwithstanding anything in the Charter of the Corporation to the contrary, shares of the various Classes of capital stock shall be subject to such different combination of sales charges, ongoing fees and other features, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended, and any rules or regulations promulgated thereunder (the "1940 Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") and as shall be set forth in the applicable prospectus for the shares or the Corporation's then-current Multiple-Class Plan adopted pursuant to Rule 18f-3 under the 1940 Act or any successor provision thereto; and provided further that expenses paid pursuant to a plan of distribution under Rule 12b-1 of the 1940 Act (and certain other expenses that are related solely to a particular Class of

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     capital stock, as the Board of Directors may determine), shall be borne solely by such Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of the Class in question;

          (2) On each matter submitted to a vote of the stockholders, including without limitation, the provisions of any distribution plan adopted by the Board of Directors pursuant to Rule 12b-1 under the 1940 Act, each holder of a Share shall be entitled to one vote for each such Share standing in his name on the books of the Corporation irrespective of the Class thereof, and all Shares of all Classes shall vote as a single class ("Single Class Voting"); provided, however, that (A) as to any matter with respect to which a separate vote of any Class as required or permitted by the 1940 Act or would be required under the Maryland General Corporation Law, such requirements as to a separate vote by that Class, as applicable, shall apply in lieu of Single Class Voting as described above; (B) in the event that the separate vote requirements referred to in (A) above apply with respect to one or more Classes, then the Shares of all other Classes shall vote together as a single Class, unless such Shares are not required to be voted under clause (C) of this paragraph or otherwise under law; and (C) as to any matter which does not materially affect the interest of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote; and

          (3) Shares of the Class B Common Stock shall be automatically converted into shares of the Class A at such time or times, not to exceed 20 years from the date of initial issuance, as shall be set forth in the applicable prospectus or Multiple-Class Plan, as amended from time to time, and in the event no such provision is set forth in the prospectus or Multiple Class Plan, shall not be so convertible.


          FOURTH: The Corporation is registered as an open-end investment company under the 1940 Act.


          FIFTH: (a) As of immediately before the increase of authorized shares, the total number of shares of stock of all classes which the Corporation had authority to issue was 500,000,000 shares of Common Stock, par value $.01 per share. As increased, the total number of shares of stock of all classes which the Corporation has authority to issue is 2,000,000,000 shares of Common Stock, par value $.01 per share.

          (b) As of immediately before the increase, 500,000,000 shares of the Existing Class with an aggregate par value of $5,000,000 were authorized. As increased, 500,000,000 shares of each of the Additional Classes and the Existing Class (each a "Class"), with an aggregate par value of $5,000,000 per Class, are authorized.

          (c) The aggregate par value of all shares having a par value was $5,000,000 before the increase and $20,000,000 as increased.


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          IN WITNESS WHEREOF, Dean Witter Natural Resource Development
Securities Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on July ___, 1997.

WITNESS:                                DEAN WITTER NATURAL
                                        RESOURCE DEVELOPMENT
                                        SECURITIES INC.


                                        By:
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Barry Fink, Secretary                       Charles A. Fiumefreddo, President


          THE UNDERSIGNED, President of the Corporation, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                   ----------------------------------------
                                   Charles A. Fiumefreddo, President


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